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                          CERTIFICATE OF INCORPORATION

                                       OF

                     PRICE COMMUNICATIONS WIRELESS IV, INC.

            The undersigned incorporator, in order to form a corporation under the General Corporation Law of Delaware, certifies as follows:

            FIRST: The name of the corporation is Price Communications Wireless IV, Inc.

            SECOND: The registered office of the corporation is to be located at 1013 Centre Road, Wilmington, Delaware, 19805-1297, New Castle County. The name of its registered agent at that address is Corporation Service Company

            THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: The corporation shall have the authority to issue 1000 shares of common stock, par value $0.01 per share.

            FIFTH: The name and mailing address of the incorporator are as follows:

                   Peter 0. Samuels
                   Proskauer Rose LLP
                   1585 Broadway
                   New York, New York 10036

            SIXTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of ss.279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which
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the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

            SEVENTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

            EIGHTH: The corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

            NINTH: Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

            TENTH: The corporation hereby confers the power to adopt, amend or repeal bylaws of the corporation upon the directors.

            IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of September, 1997.


                                   /s/ Peter G. Samuels
                                   -------------------------
                                   Peter G. Samuels
                                   Sole Incorporator